SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Securities Exchange Act of 1934

Pursuant to Section 13 or 15(d) of the

Date of report (Date of earliest event reported): October 1, 2007

GLOBETECH ENVIRONMENTAL, INC.

(Exact name of registrant as specified in Charter)

Nevada	0-27737	77-0454856
incorporation or organization)	File No.)
(State or other jurisdiction of	(Commission	(IRS Employer Identification No.)

Las Vegas, Nevada 89101

#700-300 South Fourth Street

(Address of Principal Executive Offices)(Zip Code)

(403) 261-2929

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Tech-Rock/BBR, Inc Master Equipment Lease

On November 1, 2007, Globetech Environmental, Inc. (the “Company”) entered into a Master Equipment Lease Agreement with Tech-Rock LLC and BBR, Inc pursuant to which the Company sold for $875,000, one Globetech GT500 machine that is expected to be placed in service by March 2008 and agreed to lease that machine with the intent of sub-leasing the machines to third-party end users. Pursuant to the Master Equipment Lease Agreement, the Company agreed to lease the machine for lease payments of $14,600 per month for a period of 120 months commencing on the earlier of (i) installation of each machine at the site of a third-party end user or (ii) March 1, 2008.

MediVac Manufacturing and License Agreement

On December 1, 2007, the Company and MediVac Limited agreed to terminate their March 28, 2007 Joint Venture Agreement and to enter into Licensing Agreements. The agreements will permit each company to market the other’s product line in stipulated geographic areas for a designated period of time. The Company will also assume the manufacturing of all of MediVac’s Metamizer units sold by the Company and MediVac on a cost plus 20% basis.

Item 1.02. Termination of a Material Definitive Agreement

Logmed / Goldner Agreement

Effective October 31, 2007, Helmut Goldner unilaterally terminated the Purchase and Sale Agreement pursuant to which the Company had previously acquired the rights to the intellectual property and patents pertaining to Logmed. Goldner’s termination of the agreement was triggered by the Company withholding the € 100,000 (Euro) payment that was due September 30, 2007. The Company withheld this payment in an effort to address the ongoing failure of Mr. Goldner to perform certain obligations under the agreement. The Company had attempted to renegotiate the terms of the agreement to reflect the defaults by Mr. Golder but was unable to arrive at a satisfactory resolution. As a result of the termination, all Logmed intellectual property and patents reverted to Mr. Goldner, $1,325,000 (€ 900,000 Euro) in remaining payments to Goldner are eliminated and the Company will retain ownership and continue to operate Logmed Technologie GmbH as its European subsidiary and base of operations.

MediVac Joint Venture Agreement

See Item 1.01 – MediVac Manufacturing and License Agreement, above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance

Sheet Arrangement of a Registrant

See Item 1.01 – MedRock Master Equipment Lease, above.

Item 3.02. Unregistered Sales of Equity Securities

On November 7, 2007, the Company raised $100,000 through the issuance to a single accredited investor, of an 8.5% one year convertible debenture and a warrant to acquire 1 million shares of common stock. Interest on the debenture is payable quarterly and the debenture is convertible at the greater of $.05 per share or market. The warrant is exercisable for a period of two years at an exercise price of $.10 per share. No commissions or fees were paid in connection with this transaction.

On December 14, 2007, the Company issued a total of 750,000 shares of common stock and a warrant to acquire 750,000 shares of common stock to a single accredited investor for $30,000 paid in cash. No commissions or fees were paid in connection with the issue of the above shares.

All of the securities described above were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The issuances were privately negotiated with each of the purchasers and with no general solicitation or public advertising and the certificates evidencing the securities issued bear restrictive legends.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2007, the Company entered into a Consulting Agreement with Theodor Hennig Professional Corporation (“THPC”) pursuant to which THPC agreed to continue providing accounting, tax and financial advisory services, and serve as Chief Financial Officer, for a period of fifteen months commencing October 1, 2007. Under the terms of the Consulting Agreement, the Company agreed to pay to THPC CDN$10,000 per month and to pay a bonus equal to 2% of EBITDA.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1        Manufacturing and License Agreement, dated November 11, 2007, between Globetech Environmental, Inc. and MediVac Limited

10.2        Consulting Agreement, dated October 1, 2007, between Globetech Environmental, Inc. and Theodor Hennig Professional Corporation

10.3	Form of 8.5% Convertible Debenture, dated November 2007
10.4	Purchase Agreement with Sridhar Ramachandran
10.5	Form of two year $0.08 Warrant, dated December 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBETECH ENVIRONMENTAL, INC.

Dated: December 18, 2007

By:	/s/ Theodor Hennig

Theodor Hennig

Chief Financial Officer

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